Exhibit 10(h)

              PURSUANT TO RULE 406(B) OF THE SECURITIES ACT OF 1933, AS
            AMENDED, CERTAIN CONFIDENTIAL INFORMATION (INDICATED BY "***") HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
                                 EXCHANGE COMMISSION.

                     AGREEMENT BETWEEN ALABAMA POWER COMPANY AND
             JIM WALTER RESOURCES, INC. FOR THE SALE AND PURCHASE OF COAL


               This Agreement is made and entered into as of the 10th day of May, 1994, by and between Alabama Power Company, a corporation organized and existing under the laws of the State of Alabama and having its principal office in Birmingham, Alabama ("Purchaser"),

          and Jim Walter Resources, Inc., a corporation organized and existing under the laws of the State of Alabama and having its principal office in Brookwood, Alabama ("Seller").

                                     WITNESSETH:
                                     ----------

               WHEREAS, Purchaser is a public utility corporation that owns and operates certain coal-fired facilities for the purpose of generating electrical power; and

               WHEREAS, Seller owns or otherwise controls certain land and mineral interests in land located in Jefferson and Tuscaloosa

          Counties, Alabama, from which Seller desires to

          mine coal for sale to Purchaser; and

               WHEREAS, Purchaser and Seller have previously entered into an agreement dated January 1, 1979, for the sale and purchase of coal, which agreement has been amended on numerous occasions (the

          "1979 Contract"); and

               WHEREAS, several disputes have arisen in the past regarding the 1979 Contract, and the 1979 Contract is currently the subject of proceedings in the United States Bankruptcy Court for the

          Middle District of Florida, Tampa Division, and in the United

          States District Court for the Middle District of Florida; and

               WHEREAS, Purchaser and Seller reached an agreement in

          principle on March 14,

          1994, to resolve their current disputes arising under the 1979

          Contract by (among other things) terminating the 1979 Contract and replacing it with a new contract; and

               WHEREAS, the contractual provisions contemplated by the

          parties' agreement in principle are incorporated in this new

          Agreement.

               NOW, THEREFORE, in consideration of the foregoing premises and of the terms and conditions hereinafter set forth, Purchaser and Seller agree as follows:

               1.01  Mutual Obligations.  Seller agrees to sell coal to
                     ------------------

          Purchaser and Purchaser agrees to buy coal from Seller on the terms and conditions and in the quantities set forth herein.

               1.02  Condition Precedent. This Agreement shall not become
                     -------------------

          effective except upon prior approval by the Bankruptcy Court of the settlement of which this Agreement is a part, as provided in the "Agreement Governing the Transition to the New Agreement

          between Alabama Power Company and Jim Walter Resources, Inc. for

          the Sale and Purchase of Coal" executed by the parties

          contemporaneously herewith.

               1.03  Termination of 1979 Contract.  Subject to Section
                     ----------------------------

          1.02, the 1979 Contract between Purchaser and Seller is hereby terminated effective July 1, 1994, and neither party shall have any further rights or obligations thereunder.

               2.01  Sellers Reserves and Preparations for Selling Coal.
                     --------------------------------------------------

          Seller represents and warrants that it owns or otherwise controls the real property, mineral interests, preparation plant

          facilities and loading facilities, with improvements thereto, as described in Annex A attached hereto and made a part hereof

          (collectively referred to as the "Coal Property").

          Seller warrants, based on information currently known and

          reasonably available data, that the Coal Property contains economically recoverable coal of a quality and in quantities that, under mining laws and practices in effect at April 15,

          1994, will be sufficient, when prepared and loaded by Seller, to satisfy the requirements of this Agreement.  Seller shall mine the coal to be furnished hereunder from mines on the Coal

          Property described in Annex A.  Seller further agrees and

          warrants that:

               (a)  it will not sell or use, or contract to sell or use,

          coal from its mines on the Coal Property in amounts that will reduce the economically recoverable balance of coal to an amount less than the amount required to be supplied Purchaser hereunder;

               (b)  it will not sell or use, or contract to sell or use,

          coal from the mines on the Coal Property in amounts that will render Seller unable to supply coal to Purchaser in the annual and monthly quantities set forth in Section 8.01 hereof; and

               (c)  it will not enter into any agreement for sale or

          disposition to others of coal from mines on the Coal Property that would impair the obligations of Seller to Purchaser under the terms of this Agreement to such an extent that Seller would be unable to supply the quality and quantity of coal provided for herein, except to the extent Seller is rendered incapable of furnishing such coal because of the occurrence of events of force majeure as described in Section 15.01.

               2.02  Preparation of Mining Plan.  In the event of any
                     --------------------------

          extension of the term of this Agreement and/or any increase in the quantity of coal to be provided hereunder, Seller shall prepare a complete mining plan for the Coal Property with

          adequate supporting data
          and conduct any additional exploration of the Coal Property that

          Purchaser reasonably deems necessary in connection therewith to demonstrate Seller's capability both to produce coal from the

          Coal Property meeting the quantity and quality specifications of this Agreement and to meet such expanded obligations.  Seller shall provide Purchaser with two copies of such mining plan,

          which shall contain maps and a narrative depicting areas and seams of coal to be mined and shall include (but not be limited

          to) the following information:  (i) reserves under the ownership or control of Seller from which the coal will be produced and the mining sequence, by year (or such other time intervals as

          mutually agreed), from which coal will be mined; (ii) quality data plotted on the maps depicting data points and isolines by ash, sulfur, and Btu; (iii) quality control plans including sampling and analysis procedures to insure shipments meet quality specifications; and (iv) Seller's aggregate commitments to others to produce coal from the Coal Property.  Such complete mining plan shall be presented to Purchaser as soon as practicable and sufficiently in advance of any proposed extension in term or increase in quantities so as to enable Purchaser to make a reasoned determination regarding Seller's ability to perform.

          Upon receipt thereof, Purchaser shall have the right to review such plan, both individually and jointly with Seller, and the parties shall consult in good faith with respect to matters considered by Purchaser to be inadequate.

               If the parties fail to agree upon the adequacy of Seller's mining plan to demonstrate Seller's ability to produce and deliver coal from the Coal Property meeting the quality and quantity requirements of this Agreement through any extension term, Seller and Purchaser
          shall select an independent mining consulting firm, the cost of which shall be shared equally by Purchaser and Seller.  If the parties are unable to agree upon the identity of such firm, they will jointly request that the firm be selected by the American

          Arbitration Association, with the cost of this selection process also being shared equally.  The independent mining consulting firm will utilize the mining plan submitted to Purchaser plus any additional information it may reasonably request to form an opinion as to whether or not Seller can meet the quality and quantity requirements of this Agreement through any extension term.  If the independent mining consulting firm concludes that

          Seller can reasonably meet the quality and quantity requirements of this Agreement through any extension term, the mining plan shall be deemed accepted and approved.  If the independent mining consulting firm does not, for any reason, conclude that in its opinion Seller can reasonably meet the quantity requirements of this Agreement through any extension term, Purchaser and Seller will negotiate in good faith for a reduction in the annual quantity or the term of the Agreement, as extended, to reflect

          Seller's capability to perform the quantity requirements of the

          Agreement.  If the independent mining consulting firm does not,

          for any reason, conclude that in its opinion Seller can

          reasonably meet all of the quality requirements of this Agreement through any extension term, Purchaser will consider whether it can, in its sole judgment, take deliveries at a different quality specification to accommodate the anticipated quality of Seller's shipments.  If Purchaser determines that it can accommodate a different quality specification, Purchaser and Seller will negotiate in good faith a reduction in the price per ton to reflect such different specification.  If Purchaser determines that it
          cannot accommodate a different specification, Purchaser shall be under no further obligation to extend the term of the Agreement.

               Acceptance and approval of mining plans, whether by

          Purchaser or an independent mining consulting firm, shall not relieve Seller of its obligations to meet the quantity and quality requirements of this Agreement.

               Upon request, Seller shall provide Purchaser with a mining plan update showing progress to date, conformity to original mining plan, and then known changes in reserve data and planned changes in mining progression, plans or procedures.

               3.01  Term of Agreement.  The primary term of this Agreement
                     -----------------

          shall commence on July 1, 1994, and extend through August 31,

          1999.

               Between the date of this Agreement and ***, Purchaser and

          Seller will negotiate in good faith in an effort to reach mutual agreement concerning the market pricing mechanism, terms and conditions that would govern an extension of the term of this

          Agreement for four million (4,000,000) tons of coal per year for an additional five (5) years (i.e., through August 31, 2004).  In the event such mutual agreement is reached, the applicable market pricing mechanism, terms and conditions will be reflected in an amendment to this Agreement giving Seller an option, to be exercised on or before ***, to so extend the term.  It is

          expressly agreed, however, that neither party shall initiate litigation against the other in any forum should they be unable to reach mutual agreement in this regard, nor shall the matter be the subject of arbitration.

               4.01  Price Per Ton of Coal.  During the primary term of
                     ---------------------

          this Agreement (July 1,

          1994 through August 31, 1999) the Base Price of coal is $*** per ton (***) at Seller's Mines No. 3, 4 (subject to Seller's

          installation of unit train loading capability), 5, or 7, and is subject to adjustment in accordance with this Section and Section

          4.02.  This adjusted Base Price (referred to as the "Billing

          Price") is further subject to the calorific and other adjustments provided for in this Agreement.  As used herein, "ton" shall mean a ton of two thousand (2000) pounds avoirdupois weight.

               Beginning *** and on each *** thereafter during the primary term of this Agreement, the Base Price ($*** per ton) shall be adjusted (increased or decreased) for the next succeeding ***

          month period on the basis of *** the percentage change in the ***

          for the immediately preceding *** compared to *** of the previous year (*** period).  This percentage change will be expressed to the nearest tenth of a percent (0.1%) and multiplied times the

          Base Price.  The resulting per ton adjustment amount (rounded to the nearest cent per ton) will be added to or subtracted from the

          Base Price to derive the Billing Price per ton (***).  The above-

          described adjustment to the Base Price will be *** from year to year.  Examples of adjustment calculations pursuant to this

          Section 4.01 are attached hereto as Annex B, and such adjustments shall be made in accordance with Annex B.  In the event the adjustment Index used in this calculation is unavailable or becomes discontinued or rebased, the parties will mutually agree upon a reasonably comparable method of adjustment under this

          Section 4.01.

               4.02  Adjustment for Changes in Governmental Impositions.
                     --------------------------------------------------

          The Base Price set
          forth in Section 4.01 recognizes all costs of compliance by

          Seller with all taxes, fees or other costs of any sort resulting

          (or to result) from all statutes, ordinances and enactments by any government or governmental agency (whether federal, state, or local) adopted and effective as of July 1, 1994, as well as any and all existing regulations, interpretations and rulings related thereto, applicable to Seller's operations used in the

          performance of its obligations under this Agreement.  These costs include (but are not limited to) compliance with the Federal Coal

          Mine Health and Safety Act of 1969, the Federal Black Lung Excise

          Tax, the Federal Surface Mining Control and Reclamation Act of

          1977, and the Coal Industry Retiree Health Benefit Act of 1992.

          The fact that the ultimate costs of compliance with existing regulations, interpretations and rulings as described above may not be known or reflected in Seller's costs as of July 1, 1994 shall provide no basis for adjustment under this Section 4.02.

               To the extent not prohibited by or inconsistent with other provisions of this Section 4.02, price adjustments shall be made to the Base Price for changes in costs that directly affect coal actually mined for delivery to Purchaser hereunder and that result from Seller's compliance with statutes, ordinances and enactments (including amendments to existing statutes, ordinances and enactments) and with regulations, interpretations and rulings adopted by any government or governmental agency (whether

          federal, state or local) after July 1, 1994.  In the event and whenever after July 1, 1994 any such event occurs that removes,

          increases or decreases any existing governmental imposition or imposes a new governmental imposition, Seller shall give

          Purchaser notice of the change. In the event of a decrease in cost, Purchaser also shall have the right (but not the obligation) to give Seller notice of any such change in governmental impositions.  Notice hereunder by either party shall be in the manner described in Section 22.01, and shall also contain sufficient documentation and data to permit the other party to review and quantify the effect of such governmental imposition on Seller's costs.  Purchaser and Seller shall

          thereafter jointly estimate and agree on the cost effect of such imposition, removal, increase or decrease applicable to the coal sold hereunder and shall make an adjustment (increase or

          decrease) to the Base Price accordingly.  This adjustment shall be effective for the period during which such imposition,

          removal, increase or decrease is in effect unless said period began more than twelve (12) months prior to the notice regarding such changed governmental imposition, in which case recognition of the prior cost effect shall be limited to those twelve (12)

          months.

               The term "governmental imposition" used in this Agreement

          means taxes, fees or other costs imposed on Seller by any

          government or governmental agency as a result of any governmental law or regulation affecting the production, severance,

          preparation or sale of coal hereunder.  The term does not
                                                                ---

          include:  (i) impositions that are not levied upon the

          production, severance, preparation or sale of coal hereunder,

          such as federal or state income taxes, unmined mineral taxes,

          payroll taxes, special fund assessments related to worker's compensation, orders or decrees revoking Seller's self-insurance privileges, and sales or use taxes (even if imposed on materials and supplies used in the production of coal under this

          Agreement); (ii) any civil or criminal money fine or penalty imposed on Seller as the result
          of failure to comply with any statute, administrative regulation or ruling, local ordinance, or judgment, order of decree or any court; or (iii) any normal changes in the valuation of property for purposes of assessing any ad valorem tax.  However, any state or county-wide restructuring of ad valorem taxes dictated by governmental authorities would be allowable as governmental imposition.

               It is expressly agreed and understood that, in consideration of Purchaser's prior payments for potential black lung liability associated with Seller's Mine No. 4 and of Purchaser's

          disclaiming any interest (direct or indirect) in the Jim Walter

          Resources, Inc. Black Lung Benefits Trust, Purchaser shall have no liability or cost responsibility whatsoever for black lung benefits payable to any of Seller's miners (past, present or future), their dependents, survivors and/or beneficiaries,

          pursuant to part C of Title IV of the Federal Mine Safety and

          Health Act of 1977 (30 U.S.C. Sec. 931, et seq.) (or any successor
                                                  -- ---

          federal statute that is substantially the same in purpose) or any state law providing for payment, compensation, or other benefits for disability or death due to pneumoconiosis (these federal and state laws being collectively referred to as "Black Lung Acts").

          Purchaser agrees to execute such document and take such actions as may be reasonably required to disclaim any interest in the aforesaid Black Lung Benefits Trust.  Seller acknowledges that this Section 4.02 does not contemplate any price adjustment as a
                                 ---

          consequence of changes in eligibility requirements, amount or form of benefits, or any other revision to or modification of the

          Black Lung Acts relative to any of Seller's miners.  Seller further agrees to defend, indemnify, and hold harmless Purchaser

          (including its servants, agents, employees, officers, directors, affiliates and subsidiaries) from and against any and all claims, demands, suits or actions (and any loss, damage, cost or liability resulting therefrom, including reasonable attorneys fees) relating to the payment of black lung benefits to any of

          Seller's miners (past, present or future), their dependents,

          survivors and/or beneficiaries pursuant to the Black Lung Acts.

          Notwithstanding the above, changes in the Black Lung Acts

          resulting in taxes, fees, or other costs imposed on Seller by any government or governmental agency affecting the production,

          severance, preparation or sale of coal hereunder shall be

          considered a "governmental imposition" as defined herein, except as such changes relate to payments to Seller's miners (past,

          present, or future), their dependents, survivors, and/or

          beneficiaries.

               4.03  Notice and Substantiation of Price Adjustments.
                     ----------------------------------------------

          Seller shall promptly notify Purchaser of the amount and

          effective date of any claimed adjustment (either increases or decreases) to the Base Price pursuant to Section 4.01 or 4.02,

          and shall furnish Purchaser with whatever computations and data are reasonably necessary to substantiate such adjustment(s).

          Purchaser shall process any adjustment(s) within sixty (60) days after receipt from Seller of all substantiating computations and required data.  If Purchaser contests any claimed adjustment,

          Purchaser shall pay to Seller, or Seller shall credit Purchaser with, the undisputed portion of the claimed adjustment.

          Purchaser or Purchaser's representative shall have the right to audit the applicable portion of Seller's books and records relative to Seller's claim at all reasonable times during normal business hours to determine whether any claimed adjustment is proper and has been properly computed by Seller in accordance with the applicable provisions of this Agreement.  In the event of a dispute relative to any
          claimed amount, the parties will make all reasonable efforts to resolve such disputes prior to invoking arbitration pursuant to

          Section 25.02.

               4.04.  Calorific Value Adjustment.  The amount to be paid by
                      --------------------------

          Purchaser for the coal delivered under this Agreement shall be determined on the basis of the actual "as received" calorific value of the coal as determined from the samples taken and analyzed in accordance with Section 11.01 and Annex F hereof.

          This determination shall be made as follows:  The weighted average "as received" calorific value (expressed in Btus/lb.) of all coal shipped by Seller and accepted by Purchaser hereunder during the Billing Period shall be divided by 12,500 Btus/lb. to derive a "Calorific Adjustment Factor".  This Calorific

          Adjustment Factor shall be multiplied times the Billing Price.

          The resulting product, less the Billing Price, shall constitute a

          "Calorific Value Adjustment".  The amount to be paid by Purchaser for coal purchased hereunder shall be the Billing Price adjusted upward or downward to the nearest cent per ton by the amount of the Calorific Value Adjustment computed for the coal delivered in each Billing Period.  The Calorific Value Adjustment mechanism is further detailed and illustrated in Annex C, and such adjustments shall be made in accordance with Annex C.

               4.05  Excess Ash Adjustment.  In addition to other
                     ---------------------

          adjustments, the price per ton to be paid by Purchaser for coal delivered under this Agreement shall be adjusted downward in proportion to the ash content in excess of 14.00% as determined from the samples taken and analyzed in accordance with Section

          11.01 and Annex F hereof.  This adjustment shall be subtracted from the Billing Price (as adjusted for calorific value pursuant to Section

          4.04), and shall be based upon the "as received" ash content of coal shipped to Purchaser.  The amount per ton of this excess ash adjustment shall be the greater of the "per shipment" deduction or the "average" deduction, as described below.

               For each shipment of coal, the excess ash adjustment is

          based upon the following table:

                    Ash Content (%)    Per Shipment Deduction ($/ton)
                    ---------------    ------------------------------
                      14.00 or less                ***
                      14.01 - 14.50                ***
                      14.51 - 15.00                ***
                      15.01 - 15.50                ***
                      15.51 or more                ***

               For all coal shipped during a Billing Period, the excess ash adjustment is based upon

          the following table:

                    Ash Content (%)       Average Deduction ($/ton)
                    ---------------       -------------------------
                      14.00 or less                ***
                      14.01 - 14.50                ***
                      14.51 - 15.00                ***
                      15.01 - 15.50                ***
                      15.51 or more                ***

          For each Billing Period, Purchaser will compare the total dollar amount of adjustment derived under the per shipment deduction and under the average deduction, with the greater of these dollar amounts being the excess ash adjustment referred to in Section

          5.01.  The excess ash adjustment is further detailed and

          illustrated in Annex D, and such adjustment shall be made in accordance with Annex D.

               4.06  Excess Moisture Adjustment.  In addition to other
                     --------------------------

          adjustments, the price per ton to be paid by Purchaser for coal delivered under this Agreement shall be adjusted downward in proportion to the moisture content in excess of

          10.00% as determined from the samples taken and analyzed in accordance with Section 11.01 and Annex F hereof.  This

          adjustment shall be subtracted from the Billing Price (as

          adjusted for calorific value pursuant to Section 4.04) and shall be based upon the "as received" moisture content of coal shipped to Purchaser.  The amount per ton of this excess moisture

          adjustment shall be the greater of the "per shipment" deduction or the "average" deduction, as described below.

               For each shipment of coal, the excess moisture adjustment is based upon the following table:

                    Moisture Content (%)  Per Shipment Deduction ($/ton)
                    --------------------  ------------------------------
                      10.00 or less                ***
                      10.01 - 10.50                ***
                      10.51 - 11.00                ***
                      11.01 - 11.50                ***
                      11.51 or more                ***

               For all coal shipped during a Billing Period, the excess

          moisture adjustment is based upon the following table:

                    Moisture Content (%)  Average Deduction ($/ton)
                    --------------------  -------------------------
                      10.00 or less                ***
                      10.01 - 10.50                ***
                      10.51 - 11.00                ***
                      11.01 - 11.50                ***
                      11.51 or more                ***

          For each Billing Period, Purchaser will compare the total dollar amount of adjustment derived under the per shipment deduction and under the average deduction, with the greater of these dollar amounts being the excess moisture adjustment referred to in

          Section 5.01.

          The excess moisture adjustment is further detailed and

          illustrated in Annex E, and such adjustments shall be made in accordance with Annex E.

               5.01  Billing and Payment.  An invoice shall be prepared by
                     -------------------

          Purchaser and a copy sent to Seller as soon as practicable after the 14th day of each calendar month for all coal shipped to

          Purchaser during the first 14 days of the month, and as soon as practicable after the last day of the month for all coal shipped to Purchaser from the 15th day of each calendar month to the end of the month (each of these periods constituting a "Billing

          Period").  Each invoice will indicate the amount of coal shipped by Seller during the Billing Period and the Billing Price

          established pursuant to Sections 4.01 and 4.02 hereof.  Within fifteen (15) days after the preparation of each such invoice,

          Purchaser will pay Seller the invoiced amount, plus or minus any adjustments pursuant to Sections 4.04 (Calorific Value

          Adjustment), 4.05 (Excess Ash Adjustment) and 4.06 (Excess

          Moisture Adjustment) hereof.  Purchaser will include with its payment a report showing the basis for and computation of any such adjustments.  Should it later be determined that an invoice was incorrect for any reason, Purchaser will prepare a revised invoice for the subject Billing Period and the difference

          (overpayment or underpayment) between the original invoice and the revised invoice will either be included (or credited, in the case of an overpayment) in the next regularly-scheduled payment to Seller, or otherwise properly compensated.

               6.01  Shipment.  It is anticipated that coal sold hereunder
                     --------

          will be shipped by rail from Seller's rail loading facilities at

          Mines No. 3, 4 (subject to the conditions of this Section 6.01),

          5 or 7 (the "loading facilities") located in Tuscaloosa and

          Jefferson Counties, Alabama,
          ultimately to be delivered to locations designated by Purchaser

          (including, but not limited to, any plants on or off the Southern electric system).  Seller may elect to install unit train loading capability at its Mine No. 4 (at its own expense) that may be used for shipments under this Agreement, subject to the

          conditions that:  (1) said facility must meet the requirements of this Agreement; and (2) weighing and sampling must meet with the requirements of this Agreement, using similar equipment and procedures as at Seller's other mines.  Purchaser, at its sole option, may elect to have the coal sold f.o.b. truck at Seller's facilities at the then current Billing Price plus a mutually agreed fee (based upon Seller's demonstrated incremental cost of providing such service) for truck loading, if loading trucks is more costly than loading railcars.

               Purchaser shall arrange for the carrier to provide Seller

          with a multiple copy waybill, Arrival Notice or other such form that accurately describes each shipment.  Such form shall be prepared by Seller to incorporate Seller's name, shipment date,

          destination point, origin, Purchaser's transportation contract identification, railcars by initials and number, unit train number, purchase order number, weight and any other applicable data that may be reasonably required.  One copy of such form shall be retained by Seller and the remaining copies shall be provided to the carrier at the time the railcars are moved.  Upon delivery, the carrier shall forward such form to Purchaser's destination plant.

               6.02  Rail Shipments.  Seller shall provide off-main line
                     --------------

          rail trackage sufficient for efficient and dependable loading of unit trains of not more than ninety (90) cars at Seller's loading facilities at Mines No. 3, 4 (if installed by Seller), 5 and 7.

          Seller will operate its
          loading facilities twenty-four (24) hours per day, seven (7) days per week, if needed, in order to comply with the rail tariff,

          unless modified by the loading requirements summary (attached as

          Annex H) applicable to deliveries under this Agreement (the rail tariff and Annex H being collectively referred to hereinafter as

          "Seller's Shipment Requirements Document").  Seller agrees to provide loading facilities capable of loading unit trains at an effective rate of *** tons in four (4) hours (excluding switching and inspection time) in the case of Mines No. 3, 4 (if installed by Seller), 5, and 7.  Seller agrees and warrants that no

          existing or future agreement of Seller providing for shipments through its loading facilities shall interfere with or impair

          Seller's loading obligations set forth in this Agreement.

               Shipping schedules shall be coordinated by Purchaser and

          Seller's Transportation Coordinators in accordance with monthly quantities of coal to be delivered under this Agreement, which deliveries shall be approximately ratable over the month.  Seller shall load the railcars in a timely manner that coincides with the loading times specified in Seller's Shipment Requirements

          Document.

               6.03  Freight Charges, Title, and Risk of Loss.  Subject to
                     ----------------------------------------

          reimbursement by Seller as provided in Sections 6.04, 6.05, 6.06 and 7.01, Purchaser shall pay all freight and other charges imposed by Seller's Shipment Requirements Document and shall bear the risk of loss of or damage to each shipment after it has been properly loaded by Seller into railcars.

               6.04  Loading Costs Chargeable to Seller.  If Seller fails
                     ----------------------------------

          to satisfy the loading requirements of Seller's Shipment

          Requirements Document and such failure is not excused pursuant to the force majeure provisions of this Agreement, Seller shall pay

          Purchaser any
          resulting penalties under Seller's Shipment Requirements Document for railcar detention, demurrage, or charges for railcars loaded in excess of capacity.  Seller shall also pay the per ton

          transportation rate required to be paid by Purchaser under

          Seller's Shipment Requirements Document for all tons not loaded to the per railcar and per trainload minimum capacity, as

          specified in the Shipment Requirements Document.

               6.05  Freight Costs Chargeable to Seller.  If Seller fails
                     ----------------------------------

          to tender sufficient coal to satisfy the quantity requirements in accordance with Section 8.01 of this Agreement and thereby fails to satisfy the tonnage requirements of Purchaser's rail contract,

          and such failure is not excused pursuant to the force majeure provisions of this Agreement.  Seller shall pay Purchaser any resulting freight charges that Purchaser is required to pay the carrier over the amount of such charges otherwise payable.

          Seller and Purchaser agree that the penalty under this Section

          6.05 will be no greater than $*** per ton, during the primary term of the Agreement.  Seller is also responsible for freight charges associated with any shipments of coal that are properly rejected by Purchaser in accordance with Section 12.01.

               6.06  Payment of Freight Costs to Purchaser.  Any payment
                     -------------------------------------

          required by Sections 6.03, 6.04, 6.05 and 7.01 shall be paid by

          Seller within fifteen (15) days after Seller's receipt of a written statement from Purchaser itemizing such charges.

               7.01  Shipping Notice.  After loading each shipment, and
                     ---------------

          before said shipment arrives at its destination, Seller shall telephone, telecopy, or transmit (via any other means of

          communication acceptable to both parties) Purchaser a notice of shipment setting forth Seller's name, train number, railcar numbers, tonnage shipped, date of shipment, and other such information as required by Purchaser from time to time.

          Notices of shipment shall be sent to:

                         Alabama Power Company
                         Fuel Supply Analyst
                         Telephone:  (205) 250-3273
                         Fax:  (205) 250-3263

                         and
                         ---

                         Plant Manager
                         (as designated by Purchaser)
                         Telephone:  (205)__________
                         Fax:  (205)__________

                         and
                         ---

                         Southern Company Services, Inc.
                         Traffic and Fleet Analyst
                         Production Support Department
                         Telephone:  (205) 877-7612
                         Fax:  (205) 877-7288

          Seller shall promptly confirm by telephone the receipt of any shipping notices sent by telecopy.

               In addition to the above-described shipping notice, Seller shall determine the "as loaded" sulfur and Btu of each shipment in accordance with the quick sulfur and Btu analysis procedures set forth on Annex G, and shall telecopy and/or telephone such analysis prior to such shipment's arrival at destination to the locations designated by Purchaser.  In addition to its rights under Section 12.01, Purchaser may reject any shipment that, on the basis of the pounds of sulfur per million Btus determined by

          Seller, fails to comply with the sulfur quality limitation set forth in Section 12.01. Should Seller fail to provide this quick sulfur and Btu analysis of any shipment as specified herein,

          Purchaser may elect to delay unloading the shipment until the analysis is provided.  Seller shall be liable for any demurrage and other costs occasioned by such delay.

               8.01  Quantity Requirements.  Except as otherwise provided
                     ---------------------

          herein, Seller will supply and Purchaser will buy the following quantities of washed underground mined coal from the Coal

          Property during each of the periods described below, beginning

          July 1, 1994.

                           Period                       Tonnage
                           ------                       -------
                    July 1, 1994 - June 30, 1995       4,000,000
                    July 1, 1995 - June 30, 1996       4,000,000
                    July 1, 1996 - June 30, 1997       4,000,000
                    July 1, 1997 - June 30, 1998       4,000,000
                    July 1, 1998 - June 30, 1999       4,000,000
                    July 1, 1999 - August 31, 1999       666,667

          These quantities of coal (plus any Carryover Tons, as described in the next paragraph) shall be shipped by Seller in equal monthly amounts, plus or minus five percent (+/=5%).

               For the period July 1, 1994 through June 30, 1995, the total quantity to be shipped cannot exceed four million (4,000,000)

          tons.  In each of the subsequent twelve (12) month periods,

          however, Seller may, at its option, carry forward from the immediately preceding period up to two hundred thousand (200,000)

          tons of coal that otherwise would have been shipped during such immediately preceding period (the "Carryover Tons").  Any

          Carryover Tons are non-cumulative and can only be shipped during the next twelve (12) month period.  In no event shall any

          Carryover Tons be shipped after June 30, 1999.  Seller must exercise its carryover option by July 15 of each twelve (12)

          month period (beginning July 15, 1995
          and excluding the last period, for which no such option is available) by giving notice in the manner described in Section

          22.01.  The price to be paid by Purchaser for the Carryover Tons shall be the weighted average Billing Price during the preceding twelve (12) month period from which the tons are being carried over or the Billing Price at the time of shipment (whichever is less), plus applicable adjustments as provided in this Agreement.

               9.01  Weighing.  A net weight will be determined and
                     --------

          reported for each shipment of coal hereunder.  The aggregate weights determined during any Billing Period shall be accepted as the quantity of coal sold and purchased during such period.  The weight of coal sold and delivered by rail shall be determined from Seller's belt weightometer.

               All scales and methods of weighing shall be acceptable to

          Purchaser, and shall be certified within the accuracy stated in the Association of American Railroads (AAR) "Scale Handbook".

          The regulations contained in the AAR Scale Handbook are based on

          National Bureau of Standards Handbook 44, "Specifications,

          Tolerances, and Other Technical Requirements for Commercial

          Weights and Measuring Devices." All scales used to determine the governing weight of coal shall be material tested and certified

          (at Seller's expense) on at least a semi-annual basis.  Purchaser shall have the right to have a representative present at any and all times to observe scale testing or the determination of weights.  Additional tests shall be performed if requested by

          Purchaser.  Purchaser shall be responsible for the cost of additional tests unless the results thereof show that the scale failed to conform to certification standards, in which event

          Seller shall be responsible for such cost.

               In the absence of scale weights from Seller, Purchaser and

          Seller will mutually agree by what means the weight of coal sold,

          delivered and purchased hereunder shall be determined.  Such mutually agreed method shall not necessarily be the same as that required under the tariff for payment of freight.  Seller shall reimburse Purchaser for any cost or expense charged to or

          incurred by Purchaser as a result of the absence of scale weights from Seller.

               10.01  Coal Specifications.  The coal sold by Seller and
                      -------------------

          purchased by Purchaser hereunder shall be a run of mine washed product with no intermediate sizes having been added or removed

          (provided, however, that intermediate sizes of Seller's coal may be added, but only if such additions do not adversely affect the handling characteristics of Seller's coal and all other

          specifications are met as loaded); shall be uniformly blended;

          shall be two inches and under in size (2" x 0") as defined in the then-current American Society for Testing and Materials (ASTM)

          Designation D-4749 Standard for Designating Size of Coal; shall be substantially free of bone, slate, shale, rock, dirt, and clay, and substantially free of extraneous material, including

          (but not limited to) plastic, rubber, iron, wood and other waste materials; and shall conform to the following analysis on an "as received" basis:

                Moisture (total)                        10.00% or less
                Ash                                     14.00% or less
                Sulfur                                  0.60 lbs. sulfur per million Btu "as received" or less
                Volatile                                Greater than 17.00%
                Ash Fusion Softening (H = W)            Greater than 2600 degrees F.
                Grindability                            Greater than 80 (Hardgrove scale)
                Calorific Value                         Greater than 12,000 Btu/lb.

               11.01  Sampling and Analysis.  Seller shall provide at the
                      ---------------------

          coal loading facility a mechanical sampling system of the

          "cutting the full stream" type or other system acceptable to

          Purchaser.  The design and operation of the sampling system shall meet the basic requirements of ASTM Designation D-2234 Standard for Collection of a Gross Sample of Coal.  Seller shall collect representative samples using this mechanical sampling system for each shipment of coal sold hereunder.  Purchaser shall have the right to have a representative present at any and all times to observe sampling or sample preparation performed by Seller.  The final sample of No. 8 sieve size coal from the mechanical

          sampling system shall be reduced to at least two (2),

          approximately 1000 gram sample splits using an enclosed riffle and put in suitable air tight containers following the basic requirements of ASTM Designation D-2013 Standard for Preparing

          Coal Samples for Analysis.  The first container in each case shall be forwarded to the Purchaser (or its designated

          independent laboratory) and the second container in each case

          (the "referee sample") shall be held available by Seller for a period of not less than thirty (30) days from the actual date of receipt of coal by Purchaser to be analyzed if a dispute arises between Purchaser and Seller.

               Purchaser shall analyze the samples in accordance with Annex

          F, which sets forth laboratory sample preparation and analytical procedures that are consistent with ASTM and industry standards.

          Purchaser may, at its option and at its cost, contract with an independent laboratory to perform the analysis of the samples referred to above.  Seller may observe any analysis performed by

          Purchaser or its designated independent laboratory.

               Any dispute between Purchaser and Seller over the results or method of any analysis shall be resolved by a further analysis of the referee sample made by an independent laboratory mutually agreed to by both parties.  The results of such further

          independent analysis shall be binding, and the cost thereof shall be borne equally by Seller and Purchaser.

               12.01  Quality Variations.  Purchaser may reject any
                      ------------------

          shipment that, on the basis of analysis under Section 11.01 hereof, fails to comply with the following quality limitations on an "as received" basis.

                Moisture (total)                                May not be more than 10.00%
                Ash                                             May not be more than 14.00%
                Sulfur                                          May not be more than 0.60 lbs. of sulfur
                                                                per million Btu "as received"
                Volatile                                        Not less than 16.00%
                Ash Fusion Softening (H = W)                    Not less than 2300 degrees F.
                Grindability                                    Not less than 45 (Hardgrove scale)
                Calorific Value                                 Not less than 12,000 Btu/lb.

               In an effort to accommodate occasional variations in the

          quality of shipments and to avoid the disruptive effect of suspension of shipments, the parties have agreed to the excess ash and excess moisture adjustments set forth in Sections 4.05 and 4.06.  Notwithstanding those provisions, Purchaser expressly retains the right, at its option and in the exercise of

          reasonable business judgment, to suspend shipments from the applicable railcar loading facility(ies) if other than minor handling, burn, disposal or other problems arise because of deviations from the moisture, ash and calorific value quality limitations set forth in this Section 12.01.  Purchaser will give

          Seller at least seven (7) calendar days notice in the event

          Purchaser deems it necessary to begin suspending shipments on the basis of the moisture, ash, or calorific value specifications of this Section.  During this seven (7) day period, representatives of Purchaser and Seller may meet at Seller's request to discuss the problems that have arisen and to explore any reasonable solutions to such problems.

               Notwithstanding the foregoing paragraph, no prior notice for suspension is required if the above-referenced problems arising from deviations from the moisture, ash or calorific value quality limitations set forth in this Section 12.01 are so severe that,

          in the judgment of the officer in charge at production for APC,

          immediate suspension is necessary in order to avoid a material disruption in the operation of its generating facilities.  In addition, no prior notice is required for suspension if the moisture content of any shipment exceeds ***%, if the ash content of any shipment exceeds ***%, if the Btu content of any shipment is less than *** Btu/lb. or if any shipment fails to satisfy any of the other quality limitations set forth in this Section 12.01.

               After receipt of notice to suspend, Seller shall immediately commence appropriate actions to correct the quality deficiency.

          At Seller's discretion, such actions may include the blending of coal from other JWR mines.  After Seller has determined that subsequent deliveries can be made from the suspended railcar loading facility in compliance with the quality specifications of

          Section 10.01, Seller will so notify Purchaser and test

          deliveries will be scheduled as soon as practicable.  If analysis of such test deliveries shows the coal to be in compliance with the quality specifications of Section 10.01, normal deliveries hereunder will be resumed.  If such analysis shows the test deliveries fail to so comply, the above
          described procedure will be repeated.

               13.01  Termination of Agreement for Coal Quality Failures.
                      --------------------------------------------------

          If Seller is unable to demonstrate its ability to comply with the quality specifications in Section 10.01 after using its best efforts within sixty (60) days from the date of the most recent notice of suspension for quality variations, this Agreement may be terminated by Purchaser.

               14.01  Termination for Unremedied Default.  In the event of
                      ----------------------------------

          the failure of either party to comply in good faith with any or all of their respective obligations herein set forth, the party not in default shall have the right to terminate this Agreement at any time by giving to the other ninety (90) days written notice of its intention so to do, which notice shall specify in reasonable detail the failure upon which it is based.  Unless the party in default shall have remedied the specified failure within ninety (90) days after receipt of the notice, the party not in default shall have the right at its option to terminate this

          Agreement immediately.  This right shall be in addition to the rights provided to either party in other portions of this

          Agreement or at law or in equity.

               15.01  Force Majeure.  "Force Majeure" as used herein shall
                      -------------

          mean a cause reasonably beyond the control of the Seller or

          Purchaser (as the case may be) that wholly or in substantial part prevents the mining or loading of coal at or from the Coal

          Property, the delivery of coal to Purchaser, or the unloading,

          storing or burning of coal by Purchaser at its destination.

          Examples (without limitations) of force majeure, but only if reasonably beyond the control of the Seller or Purchaser, include the following:  acts of God; acts of the public enemy;

          insurrections; riots; strikes; labor disputes; work stoppages;

          unforeseen
          and materially adverse geologic conditions; fires; explosions;

          floods; electric power failures; interruptions to transportation;

          embargoes; and orders or acts of civil (including, without limitation, a city or county ordinance, orders of a regulatory authority, an act of a state legislature and an act of the United

          States Congress) or military authority.  In the event force majeure prevents delivery of coal to Purchaser, or the unloading,

          storing or burning of coal by Purchaser at the destination or destinations to which the coal is then being shipped, Purchaser shall promptly consider what steps can be taken in the

          transportation and utilization of the coal, including diversion of the coal to other of its plants so as to allow the coal to be used by Purchaser, and if such steps can be accomplished without unreasonable expense, in Purchaser's sole opinion, Purchaser shall promptly take such steps.

               Purchaser and Seller recognize that environmental

          restrictions (including air quality considerations) may

          substantially hinder the purchasing or burning of coal hereunder by Purchaser at one or more of its plants.  If any such

          restriction substantially hinders the burning of the coal by the

          Miller Plant or other plants of Purchaser then receiving coal hereunder, Purchaser shall promptly consider what steps can be taken in the handling, combustion (including stack gas

          treatment), transportation and utilization of the coal, including diversion of the coal to other of its plants so as to allow the coal to be used by Purchaser.  If such steps can be accomplished without unreasonable expense, in Purchaser's sole opinion,

          Purchaser shall promptly take such steps and this Agreement shall continue in full force and effect.  Further, if such steps cannot be accomplished without unreasonable expense but the effect of such restriction can be avoided through a variance or other available administrative relief, Purchaser shall seek such variance or other available administrative relief if in the sole opinion of Purchaser such relief can be obtained without undue effect on the business operations of Purchaser.  If such steps will not permit the burning of such coal, Seller shall have the right at its option to take any steps available to it in the mining and processing of the coal that will permit the coal to be burned by Purchaser free of such restrictions and hindrance or to supply Purchaser with a suitable substitute fuel that can be so burned without change to Purchaser's facilities.  In either such event, the price hereunder shall be adjusted by mutual agreement to compensate Seller for additional expense incurred in supplying such fuel; however, nothing in this Section shall be deemed to require the price of such fuel to increase beyond the cost of other suitable fuel reasonably available to Purchaser.  In the event that such environmental restrictions are not avoided by either Purchaser or Seller as hereinabove provided, then the enforcement of such restrictions shall constitute an event of force majeure that shall operate to suspend all of Seller and

          Purchaser's obligations under this Agreement.

               If because of force majeure either Purchaser or Seller is

          unable to carry out its obligations under this Agreement, and if such party promptly gives the other party hereto written notice of such force majeure, the obligations and liabilities of the party giving such notice and the corresponding obligations of the other party shall be suspended to the extent made necessary by and during the continuance of such force majeure; provided,

          however, that the disabling effects of such force majeure shall be eliminated as soon as and to the extent possible (except that either party may settle any of its own labor disputes or strikes or terminate any of its own lockouts in its sole discretion).

               Subject to the provisions of this Section as to partial

          force majeure, if:  (a) a condition of force majeure occurs; (b)

          mutual obligations are suspended with respect to the total tonnages to be supplied hereunder; (c) such condition (alone or extended by other conditions of force majeure) continues so that the mutual obligations remain suspended for a period of six (6)

          months; and (d) at the end of said six (6) months or at any time thereafter, the party to whom notice of force majeure has been given, in the exercise of reasonable judgment, concludes that there is no likelihood of ending the condition(s) in the

          immediate future, then such party may terminate this Agreement without liability to the other party by giving thirty (30) days notice in writing of its intention to terminate.  This Agreement will thus be terminated as of the last day of notice period unless the condition of force majeure has ended during said thirty (30) day notice period.

               16.01  Independent Contractor.  This is an agreement fur the
                      ----------------------

          purchase and sale of coal in which the parties recognize and agree that Seller is an independent contractor and not an agent or employee of Purchaser.  Seller is independent of any

          managerial or other control or direction by Purchaser in the performance of its work hereunder, and is free to perform such work in pursuance of its commitments hereunder by such means and in such manner as Seller may choose.

               17.01  Binding Effect.  This Agreement shall bind and inure
                      --------------

          to the benefit of the parties and, subject to the provisions of

          Section 18.01, to their successors and assigns.

               18.01  Assignments.  Neither party may assign this Agreement
                      -----------

          or any rights or
          obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld;

          provided, however, that consent shall not be required for Seller to assign, pledge or hypothecate this Agreement solely for financing purposes and without relinquishing or in any way transferring its own performance obligations hereunder.  Neither the sale by Purchaser of any or all of the coal shipped under this Agreement nor Purchaser's exercise of its right under

          Section 6.01 to direct coal shipments to other destinations shall be considered an assignment of this Agreement.

               19.01  Right of Inspection; Accounting.  Seller shall keep
                      -------------------------------

          accurate books and records in accordance with generally accepted accounting principles associated with any claimed adjustment under Section 4.02 for governmental imposition, and shall provide such additional documentation related thereto as may be

          reasonably requested by Purchaser.  Seller shall preserve in an orderly manner the records supporting any such claimed

          adjustments and shall make such records available to Purchaser,

          its accountants, auditor or other authorized representatives.

          Purchaser and its designated representatives shall also at all reasonable times have the right and privilege of visiting and inspecting the site of the work of Seller and the facilities,

          equipment and operations of Seller hereunder.  No inspection by

          Purchaser shall be deemed as a waiver of any of Purchaser's rights or relieve Seller of any obligations of this Agreement.

               20.01  Waiver.  The failure of either party to insist on
                      ------

          strict performance of any provisions of this Agreement, or to take advantage of any right hereunder, shall not be construed as a waiver of such provision or right.

               21.01  Remedies Cumulative.  Remedies provided under this
                      -------------------

          Agreement shall be non-exclusive, cumulative and in addition to other remedies provided at law or in equity, provided however,

          that Seller shall not be liable for incidental or consequential damages directly traceable to deviations from the per shipment moisture specifications (up to ***%) or from the per shipment ash specifications (up to ***%).

               22.01  Notices.  Any notice, request, protest, consent,
                      -------

          demand, report or statement given by one party to the other shall be in writing and deemed effective when received (including receipt by telecopy, facsimile, hand delivery, United States mail or other means) as follows:

               (1)  If the notice is to Purchaser, to:

                    Vice President, Fuel Services
                    Southern Company Services, Inc.
                    P. O. Box 2625
                    Bin B266
                    Birmingham, Alabama 35202
                    Fax:  (205) 802-0334

                    With a copy to:

                    Manager, Fuels
                    Alabama Power Company
                    P. O. Box 2641
                    Birmingham, Alabama 35291
                    Fax:  (205) 250-3184

                    (or to such other person, address or number as Purchaser shall have designated by due notice to Seller).

               (2)  If the notice is to Seller, to:

                    President, Mining Division
                    Jim Walter Resources, Inc.
                    P. O. Box 830079
                    Birmingham, Alabama 35283
                    Fax:  (205) 481-6161

                    With a copy to:

                    Secretary
                    Jim Walter Resources, Inc.
                    1500 North Dale Mabry Highway
                    Tampa, Florida 33602
                    Fax:  (813) 871-4430

                    (or to such other person, address or number as Seller shall have designated by due notice to Purchaser).

               23.01  Captions.  The captions to sections hereof are for
                      --------

          convenience only and shall not be considered in construing the intent of the parties.

               24.01  Compliance with Laws and Regulations.  In connection
                      ------------------------------------

          with performance of this Agreement, Seller agrees to comply with governmental laws and regulations, including (but not limited to)

          those set forth in Annex I attached hereto and incorporated herein by reference.

               25.01  Applicable Law.  This Agreement shall be construed
                      --------------

          under the laws of the State of Alabama.

               25.02  Arbitration.  Any dispute, difference of opinion or
                      -----------

          controversy arising out of this Agreement (except for Section

          3.01) or the breach thereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American

          Arbitration

          Association (the "Rules"); provided, however, that should such

          Rules conflict with the provisions hereof, the provisions of this

          Agreement shall govern.  Either party shall have the right to request arbitration by giving written notice to the other party and to any regional office of the American Arbitration

          Association.  Three (3) arbitrators shall be appointed by the

          American Arbitration Association in accordance with the Rules.

          The decision of the majority of the three arbitrators shall be final and binding on the parties as to such matters that are submitted to and determined by them, and judgment upon the decision rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Unless otherwise agreed, the arbitration hearing shall take place in Birmingham, Alabama.  The cost of the arbitration shall be shared equally by the parties to this Agreement.

               The parties acknowledge that the subject of this Agreement is a transaction involving interstate commerce, and that the enforceability of this provision is governed by the Federal

          Arbitration Act, 9 U.S.C. Sec.Sec. 1 et seq.  This provision is a
                                               -- ----

          material term of the parties' agreement and the failure of either party to comply with this provision will release the party not in default under this provision, at its option, from its future obligations under the Agreement, notwithstanding any claim that this provision is not specifically enforceable under Alabama law.

               26.01  Entire Agreement.  This instrument contains the
                      ----------------

          entire Agreement between the parties, and there are no

          representations, understandings or agreements, oral or written,

          which are not included herein.  This Agreement cannot be changed except in writing by duly authorized representatives of both parties. It is understood that Purchaser from time to time in the administration of this Agreement may issue and transmit to Seller documents designated as "Purchase Orders" and

          "Change Orders" which documents serve only instructional or accounting functions and do nut constitute amendments to or constructions of this Agreement.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized officers, effective as of the date first shown above.


                                              Alabama Power Company



          Attest:                        By:  /s/ Bill M. Guthrie
                                              ----------------------------
                                              Executive Vice President


          /s/ Shirley A. Thomas               May 10, 1994
          -------------------------           ----------------------------
          Assistant Secretary                 Date



                                              Jim Walter Resources, Inc.



          Attest:                        By:  /s/ William Carr
                                              ----------------------------
                                              President & Chief Operating
                                              Officer



          /s/ James M. Sims                   May 10, 1994
          -------------------------           ----------------------------
          Vice President                      Date

                                   AMENDMENT NO. 1

                  TO THE AGREEMENT BETWEEN ALABAMA POWER COMPANY AND
             JIM WALTER RESOURCES, INC. FOR THE SALE AND PURCHASE OF COAL


                    This Amendment No. 1 is made and entered into as of the

             day of February, 1995, by and between Alabama Power Company, a
          --

          corporation organized and existing under the laws of the State of

          Alabama and having its principal office in Birmingham, Alabama

          ("Purchaser"), and Jim Walter Resources, Inc., a corporation organized and existing under the laws of the State of Alabama and having its principal office in Brookwood, Alabama ("Seller"),

          being an amendment to their Agreement for the Sale and Purchase of Coal dated May 10, 1994.

                                     WITNESSETH:
                                     ----------

                    WHEREAS, Purchaser and Seller have previously entered

          into an Agreement for the Sale and Purchase of Coal dated May 10,

          1994 (the "Agreement"); and

                    WHEREAS, Section 3.01 of the Agreement provides (among

          other things) for Purchaser and Seller to negotiate in good faith in an effort to reach mutual agreement by April 15, 1995,

          concerning the market pricing mechanism, terms and conditions that would govern an extension of the term of the Agreement; and

                    WHEREAS, pursuant to the request of Seller for its

          convenience, the parties desire to extend to ***, the deadline for these negotiations.

                    NOW, THEREFORE, in consideration of the premises,

          Purchaser and Seller agree as follows:

               1.   The date "***", appearing on the third line of Section

          3.01 Term of Agreement, is hereby amended to read "***".
               -----------------

               2.   All other terms and conditions of the Agreement shall

          remain in full force and effect.

                    IN WITNESS WHEREOF, the parties have caused this

          Amendment No. 1 to be executed by their authorized officers,

          effective as of the date first shown above.

                                        Alabama Power Company


          Attest:                       By:  /s/ Bill M. Guthrie
                                             -------------------------------
                                             Executive Vice President



          /s/ Richard Simon                  March 15, 1995
          ---------------------------        -------------------------------
                                             Date


                                        Jim Walter Resources, Inc.


          Attest:                       By:  /s/ William Carr
                                             -------------------------------
                                             President & Chief Operating Officer


          /s/ Robert W. Pollard              March 7, 1995
          ---------------------------        -------------------------------
                                             Date

                                        Annex B
                              (Reference to Section 4.01)
                Computation of Adjustment for Change in the Base Price

          NOTE:  Figures used are hypothetical.


                             Example 1
                             ---------

Description            Index No. (*** 1994)       Index No. (*** 1995)
-----------            --------------------       --------------------

***                            ***                         ***

Percentage Change =  *** - ***  = *** x ***% = *** = ***%
                     ------
                   ***

Change in Base Price = $*** x ***%  =  $***

Billing Price Per Ton effective *** through ***:

             Base Price      $ ***
             Adjustment        ***
             Billing Price   $ ***



                             Example 2
                             ---------

Description            Index No. (*** 1995)       Index No. (*** 1996)
-----------            --------------------       --------------------

***                            ***                          ***

Percentage Change = *** - ***  =  *** x ***% = *** = ***%
                    ------
                   ***

Change in Base Price =  $*** x ***%  =  $***

Billing Price effective *** through ***:

          Base Price          $ ***
          Adjustment            ***
          Billing Price       $ ***

                                        Annex C
                              (Reference to Section 4.04)
            Computation of Calorific Value Adjustment to the Billing Price

          This adjustment is intended to adjust the amount per ton paid by Purchaser for coal shipped during each Billing Period on the basis of the extent by which the calorific value of such coal is greater than or is less than 12,500 Btu's per pound of coal.
          Determination of the Calorific Value Adjustment is made as follows:

                                                                   (X)                   (Y)                    (Z)
                                                               Base Factor               Hypothetical Billing Periods
                                                               -----------               ----------------------------

                                                                  At the
                                                              Specification              At a                  At a
                                                                Calorific             Calorific              Calorific
                                                                 Value of              Value of              Value of

                                                               *** Btu/lb.           *** Btu/lb.            *** Btu/lb.
                                                               -----------           -----------            -----------
                                   ITEM

                  1.  Per ton - Billing Price                      $ ***                   $ ***                 $ ***

                  2.  Calorific Btu Value per Pound                  ***                     ***                   ***

                  3.  Calorific Adjustment Fraction                                          ***                   ***

                                                                                             ***                   ***
                  4.  Calorific Adjustment Factor                    ***                     ***                   ***

                  5.  Calorific Value Adjustment
                      (1x4)-l                                       ***                      ***                   ***

                  6.  Amount per ton to be paid by
                      Purchaser (1 + 5)                              ***                   $ ***                 $ ***


          Figures used in Columns (Y) and (Z) of Items 1 and 4 are hypothetical and are used for illustrative purposes only.

                                        Annex D
                              (Reference to Section 4.05)
                         Computation of Excess Ash Adjustment

          The adjustment to the Billing Price to be paid by Purchaser for coal for which the "as received" ash content exceeds 14.00% is calculated as follows.

          Assume that the following shipments are made for the Billing Period January 1 - January 14:

                                            "As-Received"
              Shipment       Tonnage       Ash Content (%)
              --------       -------       ---------------

                  1         5,450.32            14.20
                  2         7,083.23            13.73
                  3         8,400.78            16.15
                  4         5,602.27            15.00
                  5         8,383.83            15.25
                  6         7,010.52            14.75
                  7         8,397.99            13.24
                  8         5,499.85            11.73
                           ---------            -----
          Total for Period 55,828.79            14.35


          Per Shipment Adjustment Calculation:

                                          Per Shipment        Per Shipment
              Shipment       Tonnage   Adjustment($ /Ton)     Adjustment($)
              --------       -------   ------------------     -------------
                  1         5,450.32           ***                 ***
                  2         7,083.23           ***                 ***
                  3         8,400.78           ***                 ***
                  4         5,602.27           ***                 ***
                  5         8,383.83           ***                 ***
                  6         7,010.52           ***                 ***
                  7         8,397.99           ***                 ***
                  8         5,499.85           ***                 ***
       Per Shipment Adjustment                                    $***

          Average  Adjustment  Calculation:

                Average  Adjustment  Calculation:
                Total Tonnage Shipped for Billing Period:                                             55,828.79 tons
                Weighted Average Ash Content:                                                                   ***%
                Average Adjustment Per Ton:                                                                 $***/ton
                Average Adjustment:                                           55,828.79 tons  x  $***/ton   =   $***

          Since the Per Shipment Adjustment ($***) for this Billing Period is greater than the Average Adjustment ($***), Purchaser shall adjust the price to be paid for this tonnage downward by $*** pursuant to Section 5.01.

                                        Annex E
                              (Reference to Section 4.06)
                       Computation of Excess Moisture Adjustment

          The adjustment to the Billing Price to be paid by Purchaser for coal for which the "as received" moisture content exceeds 10.00% is calculated as follows.

          Assume that the following shipments are made for the Billing Period January 1 - January 14:

                                            "As-Received"
              Shipment       Tonnage       Ash Content (%)
              --------       -------       ---------------


                  1         5,450.32            11.00
                  2         7,083.23            10.49
                  3         8,400.78             9.49
                  4         5,602.27            11.38
                  5         8,383.83            14.23
                  6         7,010.52             9.99
                  7         8,397.99            10.28
                  8         5,499.85            10.43
                           ---------            -----
          Total for Period 55,828.79            10.97

          Per Shipment Adjustment Calculation:

                                                                       Per Shipment                    Per Shipment
                         Shipment                  Tonnage          Adjustment($ /Ton)                Adjustment($)
                         --------                  -------          ------------------                -------------

                            1                     5,450.32                   ***                             ***
                            2                     7,083.23                   ***                             ***
                            3                     8,400.78                   ***                             ***
                            4                     5,602.27                   ***                             ***
                            5                     8,383.83                   ***                             ***
                            6                     7,010.52                   ***                             ***
                            7                     8,397.99                   ***                             ***
                            8                     5,499.85                   ***                             ***
                 Per Shipment Adjustment                                                                    $***

          Average Adjustment Calculation:

                Total Tonnage Shipped for Billing Period:                                             55,828.79 tons
                Weighted Average Moisture Content:                                                            10.97%
                Average Adjustment Per Ton:                                                                 $***/ton
                Average Adjustment:                                           55,828.79 tons  x  $***/ton   =   $***

          Since the Average Adjustment ($***) for this Billing Period is greater than the Per Shipment Adjustment ($***), Purchaser shall adjust the price to be paid for this tonnage downward by $*** pursuant to Section 5.01.

                                        Annex F
                         Coal Sample Preparation and Analysis
                                 Laboratory Procedures


          Procedures utilized by Alabama Power Company for coal sample preparation and analysis will be performed manually or by utilization of automated equipment that conforms with the referenced ASTM Standards.

                1.      Total Moisture in Coal (Air drying will be continued                                   ASTM D-3302
                        for a predetermined time necessary to achieve a loss
                        in weight of no more than 0.1 percent per hour.)
                2.      Preparing Coal Samples for Analysis                                                    ASTM D-2013

                3.      Moisture in the Analysis Sample of Coal                                                ASTM D-3173

                4.      Ash in the Analysis Sample of Coal                                                     ASTM D-3174

                5.      Gross Calorific Value of coal by the Adiabatic Bomb                                    ASTM D-2015
                        Calorimeter
                        (or)

                        Gross Calorific Value of Coal by the Isoperibol Bomb Calorimeter                       ASTM D-3286

                6.      Total Sulfur in the Analysis Sample of Coal Using High Temperature                     ASTM D-4239
                        Tube Furnace Combustion Method
                7.      Volatile Matter in the Analysis Sample of Coal                                         ASTM D-3175

                8.      Fusibility of Coal Ash                                                                 ASTM D-1875

                9.      Grindability of Coal by the Hardgrove Grindability Machine                              ASTM D-409
                        Method (No. 8 coal samples will be used for this analysis)

                10.     Calculating Coal Analyses from As-Determined to Different Bases                        ASTM D-3180

                                        Annex G
                             Quick Sulfur and Btu Analysis


          1. Place the entire 500 gram 8-mesh sample in a clean drying pan, spread the coal uniformly in the pan, and observe it with respect to moisture. If the coal appears to be too wet to pulverize, dry it in the 105 C oven in ten-minute intervals, stirring the sample with a spatula and observing it with respect to moisture, until coal appears to be dried to a point in which it is ready to pulverize.

          2. Check the pulverizer to make sure it is clean and that its pan is properly in place. Also check to make sure the door is secured properly.

          3. Transfer the entire sample from Step 1 to the pulverizer feed hopper and turn pulverizer on.

          4. When the sample is pulverized, partially remove the pan and open the door. Use a brush to remove any coal particles on the door or inside the pulverizer. Remove pan and brush underneath the pulverizer screen to remove particles adhering to the bottom of the screen. Add all sample particles to the pulverized sample.

          5. After pulverizing, divide sample using the small rifle. Two additional passes through the riffle should yield about 50-70 grams or about two-thirds of an eight-ounce sample bottle.

          6. Carefully transfer the sample to an eight-ounce sample bottle, place on the mixing wheel and mix for 15 to 20 minutes. This is the Analysis Sample.
                         ---------------------------

          7.   Determine sulfur content using ASTM Procedure D-4239.

          8.   Determine Btu content using ASTM Procedure D-2015 or D-3286.

                                        Annex H
                              (Reference to Section 6.02)
                             Loading Requirements Summary

          1.   Loading Time -         Mine   Maximum Loading Time Per Train*
               ------------           ----   ------------------------------
                                        3              4 hours
                                        4              4 hours (if applicable)
                                        5              4 hours
                                        7              4 hours (90 car)
                                        7              4 hours (75 car)

                    * Excludes inspection and switching time

          2.   Minimum/Maximum Loading Weights for Railcars - Subject to
               --------------------------------------------
               8200 Series Tariff (may vary by car type) and maximum gross weight on rail Agreements between Purchaser and Carrier.

          3.   Bill of Lading Language - Subject to 8200 Series Tariff,
               -----------------------
               unless mutually agreed by Purchaser, Seller, and Carrier. Seller will transmit shipping instructions and Billing of Lading. Seller, Purchaser, and Carrier will work together to implement the electronic transmittal of shipping instructions and Billing of Lading.

          4.   Detention Charges and Adjustment to Charges - Amounts subject
               -------------------------------------------
               to 8200 Series Tariff, as amended from time to time by CSX and to the extent that such changes are applied to all CSX unit train coal shipments.

          5.   Actual and Constructive Placement - Definition as per 8200
               ---------------------------------
               Series Tariff, as amended from time to time by CSX and to the extent that such changes are applied to all CSX unit train coal shipments.

          6.   Crew and Locomotive Release Charges - Amounts subject to 8200
               -----------------------------------
               Series Tariff, as amended from time to time by CSX and to the extent that such changes are applied to all CSX unit train coal shipments.

          7.   Notice of Disabilities - In the event Seller has a disability
               ----------------------
               that will prevent loading, there will be a specific notice requirement to Purchaser.

          8.   Origin Detention - Subject to 8200 Series Tariff, as amended
               ----------------
               from time to time by CSX and to the extent that such changes are applied to all CSX unit train coal shipments.

          9.   Arrival Time Reporting - Purchaser and/or Carrier shall
               ----------------------
               provide advance notice of arrival time of empty trains for loading.

          10.  Overloaded Railcars - Seller shall have the responsibility
               -------------------
               for arranging any necessary offloading (including the payment of all charges) and performing such in an expeditious manner only if Seller exceeds maximum limits established by CSX.

          11.  Off-Mainline Rail Trackage - Seller shall provide necessary
               --------------------------
               trackage to accommodate loading 90-car unit trains effectively, dependably, and safely (recognizing the present limitation at Mine No. 7).

                                        Annex H
                             Loading Requirements Summary

          12.  Loading Facility - Seller shall maintain loading facilities
               ----------------
               in good repair for efficient, dependable and safe loading and shall be responsible for any damage to Purchaser's railcars occurring at Seller's facilities.

          13.  Loading Priority - Seller shall give Purchaser priority when
               ----------------
               loading trains. Seller shall not place another customer's train ahead of or otherwise delay Purchaser's train if Purchaser's train is available and ready for loading.

          14.  Loading Facility Operation - Seller shall be prepared to
               --------------------------
               operate any of its loading facilities 24-hours per day, 7-days per week, (excluding typically recognized holidays) so as to be able to load up to three cycling unit trains upon arrival, subject to mutually agreed advance scheduling.

          15.  Amendments to Rail Contracts or Tariffs - In the event rail
               ---------------------------------------
               contracts or tariffs between Purchaser and Carrier shall be amended, then Seller shall be subject to such amendments to the extent such amendments are applied to all CSX unit train coal shipments. Purchaser shall provide such amendment language to Seller if it affects Seller.

          16.  Shipping Schedules/Train Loading Coordination - Purchaser and
               ---------------------------------------------
               Seller shall coordinate shipping schedules with Carrier in accordance with monthly quantities of coal to be delivered, on a mutually agreed schedule.

          17.  Loading Interference - Seller shall warrant that shipments
               --------------------
               through its loading facilities shall not interfere with, impair, or delay Purchaser's loadings.

          18.  Shipping Schedule Flexibility - Seller and Purchaser shall
               -----------------------------
               work in good faith to accommodate Seller's and Purchaser's requirements to periodically adjust shipping schedules to meet coal needs or equipment availability.

          19.  Freight Charges - Purchaser shall pay all freight charges and
               ---------------
               bear the risk of loss after proper loading of coal into railcars.

          20.  Loading Costs Chargeable to Seller - Seller is responsible
               ----------------------------------
               for freight charges associated with any properly rejected shipments. Seller is also responsible for payments related to overloading or underloading railcars.

          21.  Certified Weights - Certified weights will be supplied to
               -----------------
               Carrier by Seller at no cost to Carrier.

          22.  All Other Applications - Unless specifically excepted or
               ----------------------
               addressed by this document or the Agreement, all other rail shipment matters shall be governed by the 8200 Series Tariff, as amended from time to time by CSX and to the extent such amendments are applied to all CSX unit train coal shipments.

                                        Annex I
                Agreement and Certification of Compliance with Federal
                                 Laws and Regulations


          Alabama Power Company is a government contractor under an Area-Wide Utilities Service Contract with the General Services Administration of the United States Government. The Seller agrees that the provisions referred to below shall, as if set forth herein in full text, be incorporated into and form a part of every contract or purchase order as may be entered into between the Seller and Alabama Power Company after the effective date of the Agreement if the amount and circumstances of each such contract or purchase order meet the criteria set out in each of the provisions referred to below for incorporation of the provision into contracts or purchase orders between Alabama Power Company and others.

                (1)     Utilization of Small Business Concerns and Small                                52.219-8
                        Disadvantaged Business Concerns

                (2)     Small Business and Small Disadvantaged Business                                 52.219-9
                        Subcontracting Plan

                (3)     Utilization of Labor Surplus Area Concerns                                      52.220-3

                (4)     Labor Surplus Area Subcontracting Program                                       52.220-4

                (5)     Contract Work Hours and Safety Standards Act -                                  52.222-4
                        Overtime Compensation - General

                (6)     Equal Opportunity                                                               2.222-26

                (7)     Affirmative Action for Special Disabled and Vietnam                             2.222-35
                        Era Veterans

                (8)     Affirmative Action for Handicapped Workers                                     52.222-36

                (9)     Clean Air and Water                                                             52.223-2

          This Annex shall remain in effect and binding upon the Seller. Upon the Seller's request, Alabama Power Company will provide the full text of any of the above provisions or clauses incorporated herein by reference.